Exhibit 99.1
STRYKER PROVIDES 2014 PRELIMINARY RESULTS AND UPDATES 2015 FOREIGN EXCHANGE OUTLOOK

Kalamazoo, Michigan - January 13, 2015 - Stryker Corporation (NYSE:SYK) announced today that preliminary results for the fourth quarter and full year 2014 were:

Preliminary Fourth Quarter Highlights

•	Net sales growth of 6.1% to $2.6 billion or 8.6% constant currency
-    Orthopaedics(1)          1.7%     or 4.5% constant currency
-    MedSurg                 12.1%     or 14.1% constant currency
-    Neurotechnology and Spine           3.9%     or 7.0% constant currency

•	Reported diluted net earnings per share of $0.61 - $0.70

•	Adjusted diluted net earnings per share(2) of $1.43 - $1.45

Preliminary Full Year Highlights

•	Net sales growth of 7.3% to $9.7 billion or 8.3% constant currency
-    Orthopaedics              5.2%    or 6.3% constant currency
-    MedSurg                  10.8%     or 11.7% constant currency
-    Neurotechnology and Spine         5.0%     or 6.2% constant currency

•	Reported diluted net earnings per share of $1.28 - $1.37

•	Adjusted diluted net earnings per share(2) of $4.72 - $4.74

Preliminary net sales for the fourth quarter and full year 2014 were $2.6 billion and $9.7 billion, respectively, increases of 6.1% and 7.3%, respectively. Excluding the impact of foreign currency and acquisitions, preliminary net sales increased 5.5% in the fourth quarter and 5.8% for the full year. Fourth quarter results include one less selling day, which negatively impacted sales by approximately 1%.

Stryker now projects preliminary 2014 adjusted diluted net earnings per share(2) to be in the range of $4.72 to $4.74, an increase of 5.1% to 5.6% over adjusted diluted net earnings per share(2) of $4.49 in 2013. The full year negative foreign exchange impact was approximately $0.15 per share, while the fourth quarter includes a negative impact of approximately $0.06 per share or $0.02 to $0.03 per share worse than previously disclosed during our third quarter earnings call. Based on the current exchange rates we expect 2015 adjusted net earnings per diluted share to be negatively impacted by approximately $0.20 per share, which compares to our prior estimate of $0.10 - $0.12 per share based on foreign exchange rates at the end of the third quarter.

“We had another strong quarter of organic sales growth of 5.5%, with full year growth towards the upper end of our expectations at the beginning of the year,” said Kevin A. Lobo, Chairman and Chief Executive Officer. “We delivered solid operational earnings, which were negatively impacted by recent foreign currency movements.  Looking ahead, we are well positioned to optimize shareholder returns and are committed to efficiently deploying our balance sheet.”

Preliminary Sales Analysis
Domestic sales were $1.8 billion for the fourth quarter and $6.6 billion for the full year, representing increases of 11.1% and 9.6%, respectively. International sales were $800 million for the fourth quarter and $3.1 billion for the full year, representing a decrease of 3.8% for the quarter and an increase of 2.6% for the year. In constant currency, international sales increased 3.8% in the fourth quarter and 5.7% for the full year.
Orthopaedics sales were $1.1 billion for the fourth quarter and $4.2 billion for the full year, representing increases of 1.7% and 5.2%, respectively. These results include the sale of 20 Mako Rio Robotic Arm Interactive Systems during the quarter. In constant currency and excluding the impact of acquisitions, sales increased 1.8% in the fourth quarter and 3.2% for the full year.

MedSurg sales were $1.1 billion for the fourth quarter representing an increase of 12.1% and $3.8 billion for the full year, representing an increase of 10.8%. In constant currency and excluding the impact of acquisitions, sales increased 9.4% in the fourth quarter and 8.7% for the full year.
Neurotechnology and Spine sales were $454 million for the fourth quarter representing an increase of 3.9% and $1.7 billion for the full year, representing an increase of 5.0%. In constant currency and excluding the impact of acquisitions, sales increased 6.3% in the fourth quarter and 5.7% for the full year.

1)	In December 2014 we changed the name of our Reconstructive business segment to Orthopaedics. The change in name had no financial impact.

2)	A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information appears below.

Conference Call on Tuesday, January 27, 2015

Stryker will host a conference call on Tuesday, January 27, 2015 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter and year ended December 31, 2014 and provide an operational update. Operating results for the quarter and year ended December 31, 2014 will be released at 4:00 p.m. that day.
To participate in the conference call, dial (866) 436-9172 (domestic) or (630) 691-2760 (international) and be prepared to provide confirmation number 38313468 to the operator.
A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.
A recording of the call will also be available from 8:30 p.m., Eastern Time, on Tuesday, January 27, 2015, until 11:59 p.m., Eastern Time, on Tuesday, February 3, 2015. To hear this recording you may dial (888) 843-7419 (domestic) or (630) 652-3042 (international) and enter the passcode 3831 3468 #.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world’s leading medical technology companies and, together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. Stryker products and services are available in over 100 countries around the world. Please contact us for more information at www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency; percentage organic sales growth; adjusted gross profit; adjusted selling, general and administrative expenses; adjusted operating income; adjusted other income (expense); adjusted effective income tax rate; adjusted net earnings; and adjusted diluted net earnings per share. We believe that these non-GAAP measures provide meaningful information to assist shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.

To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure percentage organic sales growth, we remove the impact of changes in foreign currency exchange rates and acquisitions that affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current year results at prior year average foreign currency exchange rates excluding the impact of acquisitions. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, operating income, other income/(expense), effective income tax rate, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures at the end of the discussion of Results of Operations below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measure adjusted diluted net earnings per share, with the most directly comparable GAAP financial measure, reported diluted net earnings per share:

RECONCILIATION OF DILUTED NET EARNINGS PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE (UNAUDITED)

	Quarter Ended			Year Ended
	December 31			December 31
	2014 Range		2013	2014 Range		2013
DILUTED NET EARNINGS PER SHARE	$0.61	$0.70	$1.01	$1.28	$1.37	$2.63
Acquisition and integration related charges (a)
Inventory stepped up to fair value	—	—	0.02	0.04	0.04	0.06
Other acquisition and integration related	0.05	0.05	0.06	0.13	0.13	0.13
Amortization of intangible assets	0.09	0.09	0.06	0.35	0.35	0.26
Restructuring and related charges (b)	0.11	0.11	0.03	0.21	0.21	0.12
Rejuvenate and recall matters (c)	0.37	0.30	0.16	1.69	1.62	1.20
Regulatory and legal matters (d)			0.03			0.17
Donations (e)			0.04			0.04
Tax matters (f)	0.20	0.20	(0.12)	1.02	1.02	(0.12)
ADJUSTED DILUTED NET EARNINGS PER SHARE	$1.43	$1.45	$1.29	$4.72	$4.74	$4.49

(a)
In 2013 the Company completed the acquisition of Trauson Holdings Company Limited and MAKO Surgical Corp. In the first quarter of 2014, the Company completed the acquisitions of Patient Safety Technologies, Inc. and Pivot Medical, Inc. In the second quarter of 2014, the Company completed the acquisition of Berchtold Holding, AG. In the third quarter of 2014, the Company completed the acquisition of Small Bone Innovations, Inc. As a result, the Company has incurred certain acquisition and integration related charges.

(b)	In both 2013 and 2014 the Company incurred and will continue to incur certain restructuring and related charges associated with focused workforce reductions and other restructuring activities.
(c)
Charges represent our best estimate of the minimum of the range of probable loss to resolve the recall of Rejuvenate / ABG II modular-neck hip stems and certain matters pertaining to the recall of Neptune Waste Management System.

(d)	Charges represent our best estimate of the probable loss to resolve certain previously disclosed regulatory matters and other legal settlements.
(e)	Charges represent a donation to an educational institution.
(f)	Charges represent the tax impacts related to the establishment of the European regional headquarters, a planned cash repatriation and certain discrete tax items.